                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
          -------------------------------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
         ---------------------------------------------------------------

DATE OF REPORT:    NOVEMBER 10, 2003
DATE OF EARLIEST EVENT REPORTED:   NOVEMBER 10, 2003


                           BERRY PLASTICS CORPORATION
               (Exact name of registrant as specified in charter)

Delaware                                           33-75706                     35-1813706
(State or other                          (Commission File Number)               (I.R.S. Employer
jurisdiction of                                                                 Identification Number)
incorporation)

101 Oakley Street, Evansville, Indiana                                          47710
(Address of principal executive offices)                                        (Zip Code)

Registrant's telephone number, including area code:  (812) 424-2904

                                      None
          (Former name or former address, if changed since last report)

Item 9.  Regulation FD Disclosure.

         Unless the context otherwise requires, "BPC Holding" or "Holding" refers to BPC Holding Corporation, "we," "our" or "us" refers to BPC Holding corporation together with its consolidated subsidiaries (not including Landis, unless the context otherwise requires), "Berry Plastics" or "the Company" refers to Berry Plastics Corporation, a wholly-owned subsidiary of BPC Holding, "Landis" refers to Landis Plastics, Inc., "Transactions" refers to the acquisition of Landis, the amendment and restatement of our senior secured credit facility, the borrowings under our revolving credit facility and our new term loans and certain common equity contributions, "Predecessor" refers to Holding's prior ownership and "Buyout" refers to the merger of GS Berry Acquisition with and into BPC Holding on July 22, 2002.

         Berry Plastics previously announced its proposed acquisition of Landis (which acquisition is subject to a number of conditions) and is filing the following information in connection therewith:

         - unaudited pro forma combined financial information, including the unaudited pro forma combined balance sheet of BPC Holding as of September 27, 2003 and Landis as of September 28, 2003 assuming the Transactions occurred on September 27, 2003 (with respect to BPC Holding) and September 28, 2003 (with respect to Landis), the unaudited pro forma combined statements of operations of BPC Holding for the year ended December 28, 2002 and the 39-week period ended September 27, 2003 and Landis for the year ended December 31, 2002 and the thirty-nine weeks ended September 28, 2003, assuming the Transactions occurred at the beginning of the respective period;

         - "Management's Discussion and Analysis of Financial Condition and Results of Operations" for Landis related to the thirty-nine weeks ended September 28, 2003 and September 29, 2002 and the fiscal years ended December 31, 2002, 2001 and 2000;

         -        a description of Landis' business; and

         - a description of our proposed amended and restated senior secured credit facility.

         We previously filed on a Form 8-K the audited financial statements of Landis related to fiscal years ended December 31, 2002, 2001, 2000 and 1999, and unaudited financial statements of Landis related to the thirty-nine weeks ended September 28, 2003 and September 29, 2002.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Set forth below are the unaudited pro forma combined balance sheet of BPC Holding as of September 27, 2003 and Landis as of September 28, 2003, assuming the Transactions occurred on September 27, 2003 (with respect to BPC Holding) and September 28, 2003 (with respect to Landis), and the unaudited pro forma combined statements of operations of BPC Holding for the year ended December 28, 2002 and the thirty-nine weeks ended September 27, 2003 and of Landis for the year ended December 31, 2002 and the thirty-nine weeks ended September 28, 2003, assuming the Transactions occurred at the beginning of the respective period. The unaudited pro forma combined statement of operations for the year ended December 28, 2002 has been prepared assuming the Buyout occurred at the beginning of the period. The pro forma statements of operations do not reflect transaction costs that will be expensed in connection with the Transactions and any write-offs that may result from the Transactions as a result of entering into the amended and restated senior secured credit facility. We do not believe that any write-offs will be material to the Company unless we are required under accounting principles to write-off deferred financing fees resulting from the final terms of the amended and restated senior secured credit facility. For presentation purposes, the results of Predecessor for periods prior to the Buyout have been combined with results of the Company subsequent to the Buyout.

The unaudited pro forma combined financial information is presented for informational purposes only and does not purport to represent the financial condition of BPC Holding had the Transactions occurred on September 27, 2003 or the results of operations of us for the year ended December 28, 2002 or the thirty-nine weeks ended September 27, 2003 had the Transactions occurred at the beginning of such period, or to project the results for any future date or period.

            PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 27, 2003

-----------------------------------------------------------------------------------------------------
                                        BPC HOLDING          LANDIS
                                              AS OF           AS OF    ADJUSTMENTS          PRO FORMA
                                      SEPTEMBER 27,   SEPTEMBER 28,        FOR THE            FOR THE
(DOLLARS IN THOUSANDS)                         2003            2003   TRANSACTIONS       TRANSACTIONS
-----------------------------------------------------------------------------------------------------
ASSETS
Current assets:
   Cash and cash equivalents........  $      26,452   $       6,903   $   (29,118)(1)    $      4,237
   Accounts receivable..............         67,854          24,868          (261)(2)          92,461
   Inventories......................         57,819          22,299         3,259(3)           83,377
   Other current assets.............          8,502           2,106             -              10,608
                                      ---------------------------------------------------------------
      Total current assets..........        160,627          56,176       (26,120)            190,683
Property and equipment, net.........        190,835          64,681        10,846(2)(5)       266,362
Intangible assets...................        413,041               -       134,129(4)          547,170
Other assets........................            102          10,369        (9,986)(2)(5)          485
                                      ---------------------------------------------------------------
      Total assets..................  $     764,605   $     131,226   $   108,869        $  1,004,700
                                      ---------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable.................  $      33,266   $      10,113   $         -        $     43,379
   Accrued interest.................          6,623             105         2,680(6)            9,408
   Other current liabilities........         28,483          12,505          (391)(2)          40,597
   Current portion of long-term
      debt..........................          9,000           5,786        (5,286)(7)           9,500
                                      ---------------------------------------------------------------
      Total current liabilities.....         77,372          28,509        (2,997)            102,884
Long-term debt (less current
   portion).........................        595,435          26,801       125,699(7)          747,935
Other liabilities...................          4,696              83             -               4,779
                                      ---------------------------------------------------------------
      Total liabilities.............        677,503          55,393       122,702             855,598
                                      ---------------------------------------------------------------
Stockholders' equity:
      Preferred stock...............              -               -             -                   -
      Common stock..................             28              54           (48)(8)              34
      Additional paid-in capital....        282,370           1,258        60,736(8)          344,364
      Adjustment of the carryover
         basis of continuing
         stockholders...............       (196,603)              -             -            (196,603)
      Notes receivable-common
         stock......................        (13,966)              -             -             (13,966)
      Treasury stock................         (1,972)              -             -              (1,972)
      Retained earnings.............         15,018          74,521       (74,521)(2)(8)       15,018
      Accumulated other
         comprehensive income.......          2,227               -             -               2,227
                                      ---------------------------------------------------------------
      Total stockholders' equity....         87,102          75,833       (13,833)            149,102
                                      ---------------------------------------------------------------
      Total liabilities and
         stockholders' equity.......  $     764,605   $     131,226   $   108,869        $  1,004,700
-----------------------------------------------------------------------------------------------------

        NOTES TO PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 27, 2003
                             (DOLLARS IN THOUSANDS)

(1) This adjustment reflects the elimination of Landis cash of ($6,903) not being acquired in the Landis Acquisition, the Company's estimated use of cash of ($25,000) in connection with the purchase price, and assumed accrued interest received of $2,785 on the notes issued hereby.

(2) This adjustment reflects the elimination of transactions with related parties on Landis' balance sheet that will be terminated prior to the Landis Acquisition. See notes 2, 3, 4 and 5 of Landis' audited financial statements for the years ended December 31, 2002 and 2001, included elsewhere in this offering memorandum. The detail by account is as follows:

---------------------------------------------------------------------
Accounts receivable.........................................  $  (261)
Property and equipment, net.................................      (43)
Other assets................................................   (4,766)
                                                              -------
                                                              $(5,070)
                                                              -------
Other current liabilities...................................     (391)
Retained earnings...........................................   (4,679)
                                                              -------
                                                              $(5,070)
---------------------------------------------------------------------

(3) This adjustment reflects Landis changing its accounting policy for its inventory from a LIFO basis to a FIFO basis, consistent with Berry's accounting policy.

(4) The Landis Acquisition will be accounted for as a purchase. Preliminarily, we have allocated the excess of the purchase price over the net assets acquired to goodwill (included in intangible assets). Under generally accepted accounting principles, goodwill is not amortized but is reviewed for impairment annually. We have not begun the process of reviewing our assets to determine the amount of any write-up or write-down to fair value of our net assets in connection with the Landis Acquisition. Accordingly, the allocation described below is subject to change when we determine the purchase price allocation. If our non-goodwill assets are written up to fair value in connection with the Landis Acquisition, our expenses in the future will be higher as a result of increased depreciation and amortization of our assets. Similarly, if our non-goodwill assets are written down to fair value, our depreciation and amortization will decrease in the future.

----------------------------------------------------------------------
Purchase price..............................................  $228,000
Estimated transaction costs.................................    12,000
                                                              --------
Total consideration.........................................   240,000
Less: Net assets acquired...................................   105,871
                                                              --------
Net adjustment..............................................  $134,129
----------------------------------------------------------------------

(5) This adjustment reclassifies Landis' assets in progress of $5,220 from other assets to property and equipment, net and capitalization of Landis tooling costs of $5,669 in each case to be consistent with Berry's presentation.

(6) This adjustment reflects the elimination of Landis accrued interest of ($105) and the assumed accrued interest received from investors upon the issuance of the notes of $2,785.

(7) This adjustment reflects the retirement of Landis debt and the financings in connection with the Transactions.

---------------------------------------------------------------------------------------
                                                       CURRENT PORTION   LONG-TERM DEBT
---------------------------------------------------------------------------------------
Retirement of Landis debt............................  $        (5,786)  $      (26,801)
Notes issued hereby..................................                -           90,000(a)
Revolving line of credit.............................                -            9,700
Existing term loan...................................           (3,300)        (323,400)
New term loan........................................            3,800          376,200
                                                       --------------------------------
Net adjustments......................................  $        (5,286)  $      125,699
---------------------------------------------------------------------------------------

     (a) Includes unamortized bond premium.

(8) This adjustment reflects the elimination of Landis stockholders' equity and the issuance of common stock in connection with the Landis Acquisition, including the after-tax reinvestment of approximately $10.5 million by Landis management.

-----------------------------------------------------------------------------------------
                                                   ADDITIONAL PAID-IN
                                    COMMON STOCK              CAPITAL   RETAINED EARNINGS
-----------------------------------------------------------------------------------------
Landis equity.....................  $        (54)  $           (1,258)  $         (69,842)
New equity........................             6               61,994                   -
                                    -----------------------------------------------------
Net adjustments...................  $        (48)  $           60,736   $         (69,842)
-----------------------------------------------------------------------------------------

                   PRO FORMA COMBINED CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                  FOR THE FISCAL YEAR ENDED DECEMBER 28, 2002

------------------------------------------------------------------------------------------------------------
                                       COMPANY                                 ADJUSTMENTS         PRO FORMA
                        PREDECESSOR     PERIOD                       LANDIS        FOR THE           FOR THE
                        PERIOD FROM       FROM      COMBINED     YEAR ENDED         BUYOUT            BUYOUT
                          12/30/01-   7/22/02-     COMPANY &   DECEMBER 31,        AND THE           AND THE
(DOLLARS IN THOUSANDS)      7/21/02   12/28/02   PREDECESSOR           2002   TRANSACTIONS      TRANSACTIONS
------------------------------------------------------------------------------------------------------------
Net sales.............  $   280,677   $213,626   $   494,303   $    211,613   $         -       $    705,916
Cost of goods sold....      207,458   163,815        371,273        166,977        (2,572)(1)        535,678
                        ------------------------------------------------------------------------------------
Gross profit..........       73,219    49,811        123,030         44,636         2,572            170,238
Operating expenses....       33,321    23,159         56,480         31,048          (235)(3)         87,293
Merger expenses.......       20,987         -         20,987              -       (20,987)(2)              -
                        ------------------------------------------------------------------------------------
Operating income......       18,911    26,652         45,563         13,588        23,794             82,945
Other expenses........          291         8            299             81             -                380
Loss on extinguished
   debt...............       25,328         -         25,328              -       (25,328)(6)              -
Interest expense,
   net................       28,742    20,512         49,254          2,694         4,766(4)          56,714
                        ------------------------------------------------------------------------------------
Income (loss) before
   income taxes.......      (35,450)    6,132        (29,318)        10,813        44,356             25,851
Income taxes..........          345     2,953          3,298             23         7,718(5)          11,039
                        ------------------------------------------------------------------------------------
Net income (loss).....      (35,795)    3,179        (32,616)        10,790        36,638             14,812
Preferred stock
   dividends..........        6,468         -          6,468              -        (6,468)(7)              -
Amortization of
   preferred stock
   dividends..........          574         -            574              -          (574)(8)              -
                        ------------------------------------------------------------------------------------
Net income (loss)
   attributable to
   common
   stockholders.......  $   (42,837)  $ 3,179    $   (39,658)  $     10,790   $    43,680       $     14,812
                        ------------------------------------------------------------------------------------
OTHER DATA:
Depreciation and
   amortization.......  $    24,775   $17,190    $    41,965   $     12,561   $     2,085(1)    $     56,611
------------------------------------------------------------------------------------------------------------

                   PRO FORMA COMBINED CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
               FOR THE THIRTY-NINE WEEKS ENDED SEPTEMBER 27, 2003

------------------------------------------------------------------------------------------------------
                                          BPC HOLDING          LANDIS
                                          THIRTY-NINE     THIRTY-NINE
                                          WEEKS ENDED     WEEKS ENDED    ADJUSTMENTS         PRO FORMA
                                        SEPTEMBER 27,   SEPTEMBER 28,        FOR THE           FOR THE
(DOLLARS IN THOUSANDS)                           2003            2003   TRANSACTIONS      TRANSACTIONS
------------------------------------------------------------------------------------------------------
Net sales.............................  $     411,555   $     164,525   $         -       $    576,080
Cost of goods sold....................        313,221         134,371        (2,735)(1)        444,857
                                        --------------------------------------------------------------
Gross profit..........................         98,334          30,154         2,735            131,223
Operating expenses....................         43,176          25,648          (176)(3)         68,648
                                        --------------------------------------------------------------
Operating income......................         55,158           4,506         2,911             62,575
Interest expense, net.................         33,794           1,886         5,059(4)          40,739
                                        --------------------------------------------------------------
Income (loss) before income taxes.....         21,364           2,620        (2,148)            21,836
Income taxes..........................          9,525              77           102(5)           9,704
                                        --------------------------------------------------------------
Net income (loss).....................  $      11,839   $       2,543   $    (2,250)            12,132
                                        --------------------------------------------------------------
OTHER DATA:
Depreciation and amortization.........  $      31,054   $       9,586   $     1,519(1)    $     42,159
------------------------------------------------------------------------------------------------------

                     NOTES TO PRO FORMA COMBINED CONDENSED
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

(1) This adjustment reflects Landis changing its accounting policy for its inventory from a LIFO basis to a FIFO basis and capitalization and related depreciation of tooling costs in order to be consistent with Berry's accounting policies, the elimination of operating leases that are not being assumed in the Landis Acquisition, and new operating leases consummated.

--------------------------------------------------------------------------------
                                                                   THIRTY-NINE
                                                                   WEEKS ENDED
                                                                 SEPTEMBER 27,
                                                          2002            2003
--------------------------------------------------------------------------------
LIFO adjustment to FIFO.....................           $(1,615)  $      (1,499)
Tooling costs to be capitalized.............            (1,392)         (1,525)
Depreciation on capitalized tooling.........             2,085           1,519
Operating leases not part of purchase.......            (4,610)         (3,450)
New operating leases........................             2,960           2,220
                                                       -------------------------
Net adjustments.............................           $(2,572)  $      (2,735)
--------------------------------------------------------------------------------

(2) This adjustment reflects the elimination of Buyout expenses of ($20,987) in the period from December 30, 2001 to July 21, 2002.

(3) This adjustment reflects the elimination of an operating lease of ($235) in the year ended December 31, 2002 and ($176) in the thirty-nine weeks ended September 27, 2003, that is not being assumed in the Landis Acquisition.

(4) This adjustment reflects the elimination of Landis interest expense, changes in interest expense resulting from the financing of the Landis Acquisition and an adjustment to interest expense resulting from the financing of the Buyout as if it was in place at the beginning of 2002.

--------------------------------------------------------------------------------
                                                                   THIRTY-NINE
                                                                   WEEKS ENDED
                                                                 SEPTEMBER 27,
                                                          2002            2003
--------------------------------------------------------------------------------
Landis existing interest....................           $(2,694)  $      (1,886)
Notes offered hereby:
   Interest.................................             8,795           6,597
   Amortization of bond premium.............              (935)           (701)
   Amortization of deferred financing
      costs.................................               343             257
Amendment of credit agreement:
   Interest.................................               761             570
   Amortization of deferred financing.......               295             222
Adjustment for Buyout financing.............            (1,799)              -
                                                       -------------------------
Net adjustments.............................           $ 4,766   $       5,059
--------------------------------------------------------------------------------

(5) This adjustment represents the income tax change as a result of the other items reflected in these notes to pro forma combined condensed consolidated statement of operations and the conversion of Landis from an S corporation to a C corporation.

(6) This adjustment eliminates the expense incurred with the extinguishment of debt in connection with the Buyout.

(7) This adjustment reflects the elimination of preferred stock dividends on the preferred stock of the Company redeemed in connection with the Buyout.

(8) This adjustment reflects the elimination of the amortization of preferred stock discount on the preferred stock of the Company redeemed in connection with the Buyout.

                                BUSINESS - LANDIS

GENERAL

Landis is a leading United States manufacturer of thinwall injection molded and thermoformed plastic packaging. We believe that Landis accounts for a significant percentage of the United States sales of rigid plastic packaging for yogurt and cultured dairy products and plastic packaging for margarine products. Landis is also a significant manufacturer of dessert and industrial plastic containers. Landis has grown significantly since entering the plastic packaging industry in 1962. None of Landis' growth has been through acquisition. From 1998 through 2002, Landis' net sales have increased from $149.7 million to $211.6 million, a compound annual growth rate of over 9%. We believe that Landis' in-house mold design and printing capabilities complement its expertise in cost-effective packaging products for its customers. While a vast majority of Landis' sales are to the food industry, it also produces industrial packaging products used to store and transport such products as adhesives and wall and tile grout. Landis has focused its business on larger customers that are high-volume purchasers to take advantage of manufacturing efficiencies, and has strategically located its facilities to accommodate specific customer needs.

PRODUCT OVERVIEW

Landis organizes its products into five categories (by end-market): yogurt, dairy, margarine, dessert and industrial. These five categories accounted for approximately 37%, 28%, 18%, 9% and 8% of its 2002 net sales, respectively. We believe that these percentages have remained relatively consistent in 2003, with slight increases in the yogurt and dairy categories. Most of Landis' products are produced from either high density polyethylene or polypropylene and feature high resolution graphics through its eight color printing capability.

In addition to the well known food lines contained in the yogurt, dairy, margarine and dessert categories, Landis is also a supplier of institutional and industrial containers and lids ranging in size from 1/2 pint to 6 gallons. End users of these products consist of both institutional food customers and building and home improvement customers.

CUSTOMERS

Landis sells its products to an established base of approximately 150 customers. Kraft has been a Landis customer since 1978 and purchased over $54 million of Landis products during 2002. General Mills and Dean Foods have been customers for 10 and 12 years, respectively, and purchased approximately $48 million and $19 million, respectively, from Landis in 2002. Landis believes it is the sole supplier of plastic containers for such leading product brands as Cool Whip, Philadelphia Cream Cheese, Yoplait and Crystal Light drink mixes.

MARKETING AND SALES

We believe Landis' customer base and strong position result from its commitment to quality and customer service. Landis' overall sales strategy has been to expand its customer base by pursuing underserved market opportunities while capturing additional sales from its existing customer base. Historically, Landis has been successful in acquiring new customers by offering competitive pricing, which has been made possible through continuous process improvements. Landis' sales representatives work closely with Landis' design engineers and the customer to deliver innovative packaging products. This allows Landis to improve its reputation in the industry and capture additional business by capitalizing on existing customers' expanding packaging needs. More than half of Landis' 2002 sales were for packaging products for which Landis is the sole supplier to that customer.

MANUFACTURING

We believe Landis has an established reputation for producing high-quality products. This reputation is largely due to its control over the manufacturing process. Landis designs, builds and maintains its own molds, which increases performance through increased unit per minute cycle times, reduced cavity-off and down times and tighter product tolerances. By controlling the manufacturing process, Landis has better control over its cost structure and can ensure higher productivity and product quality. Landis has significant capability in both thin-wall injection molding and thermoforming, each of which offers certain performance advantages.

RESEARCH AND PRODUCT DEVELOPMENT AND DESIGN

Landis has invested in developing innovative products and processes to gain customer accounts and recognize cost savings. Landis has a long history of innovation in the plastic packaging industry. In 1975, Landis was one of the first manufacturers to injection mold polyethylene. In 1978, Landis expanded the injection molding process to straight wall containers used in the first plastic frosting cans. In 1988, Landis developed the "tear strip" lid concept. The result was a patented "easy open" lid for industrial containers. In 1995, Landis was one of the pioneers of the "4 level" container mold expanding the production output necessary to serve the pudding cup market. Landis believes it was the first United States manufacturer to utilize 8-color lid printing. This enabled General Foods (Kraft) Cool Whip to replace a difficult to handle paper insert with an all plastic decorated lid. In the same year, Landis developed a "sonic welding" process, allowing General Mills Yoplait the opportunity to move away from more expensive thermoformed styrene containers. In 1999, Landis introduced an injection molded non-round container for the Take Control product. Also in the same year, Landis introduced the highly recognized "Spoon-in-the-Lid" product for Colombo Yogurt, acknowledged in 1999 by Business Week magazine as one of its "packaging products" of the year.

QUALITY ASSURANCE

Landis' philosophy of Total Quality Management has helped establish it as a leading supplier of high quality packaging. Landis has technologically advanced quality control equipment that verifies and documents product quality. Landis has also implemented a firm-wide quality policy by training manufacturing personnel on a set of policies, procedures, and work instructions that comply with ISO standards and other regulatory requirements. Landis is also training its production teams to conduct in-line testing, which helps enable the individual manufacturing cells to be responsible for both production and quality.

SYSTEMS

Landis' technologically advanced machinery generates quality products and enables it to accommodate increased levels of production with relatively limited incremental operating expense. To complement its automated manufacturing capabilities, Landis utilizes customized, industry-specific software to plan and monitor the business on a real-time basis. Landis has also invested in a fully integrated warehouse management.

SOURCES AND AVAILABILITY OF RAW MATERIALS

Landis purchases resin under multi-year contracts with highly dependable, cost competitive vendors such as Basell USA, Dow, Equistar and Sunoco. These contracts generally include volume rebates but do not provide for guaranteed supplies or fixed-prices for resin. Historically, Landis has purchased significant portions of its resin from a single supplier. Landis does not engage in any hedging transactions with respect to commodity suppliers.

EMPLOYEES

As of September 28, 2003, Landis employed 1,535 non-union employees. Based on information provided to us by Landis, we do not believe Landis is faced with any significant labor issues and Landis considers its working conditions to be excellent.

PATENTS AND TRADEMARKS

Landis strives to maintain a competitive advantage through continuing investment in new product development and advanced engineering. As a result, Landis has developed and registered patented technologies in the United States and Canada, relating to both proprietary products and innovative process technologies and has also developed unpatented know-how, trade secrets and other intellectual property rights. Landis employs various methods, including confidentiality and non-disclosure agreements with third parties, employees and consultants to protect its trade secrets and know-how. Landis has licensed, and may license in the future, patents and other intellectual property rights from third parties and may license in the future intellectual property to third parties.

PROPERTIES

Landis has five primary manufacturing facilities, which are strategically located close to major processed food industry participants. All manufacturing facilities are also used as distribution hubs. The following table sets forth Landis' manufacturing facilities statistics:

--------------------------------------------------------------------------------------------
FACILITY LOCATION                                           SQUARE FOOTAGE      OWNED/LEASED
--------------------------------------------------------------------------------------------
Alsip, Il (South)                                                  388,000             Owned(1)
Alsip, Il (North)                                                   84,000             Owned(1)
Monticello, IN                                                     184,000             Owned
Phoenix, AZ                                                        140,000             Owned(1)
Richmond, IN                                                       160,000             Owned
Syracuse, NY                                                       135,000             Owned(1)
--------------------------------------------------------------------------------------------

(1) Owned by affiliates of Landis. Under the agreement and plan of merger, we have agreed to acquire these four facilities for $32 million. Prior to the closing of the Landis Acquisition, we intend to assign our rights and obligations to purchase these facilities to a third party and to then lease these facilities from that third party. We have entered into a letter of intent with an affiliate of W.P. Carey & Co., L.L.C. to do so. If we do not assign our rights and obligations to purchase the four facilities owned by affiliates of Landis to a third party prior to the closing, we will fund the real estate acquisition price of $32 million through a combination of additional borrowings as well as equity contributions from GS Capital Partners 2000, L.P. and its affiliates and J.P. Morgan Partners Global Investors, L.P. and its affiliates.

ENVIRONMENTAL MATTERS AND GOVERNMENT REGULATION

The past and present operations of Landis and the past and present ownership and operations of real property by Landis are subject to extensive and changing federal, state and local environmental laws and regulations pertaining to the discharge of materials into the

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environment, the use and management of hazardous materials, the handling and disposition of wastes or otherwise relating to the protection of the environment. The plastics industry, including Landis, is also subject to existing and potential federal, state, local and foreign legislation designed to reduce solid wastes. In addition, the FDA regulates the material content of direct-contact food containers and packages, including certain containers manufactured by Landis. Based on information provided to us by Landis, we believe that Landis is in material compliance with regard to all laws and regulations applicable to its business and that it only uses approved resins and pigments in its direct-contact food packaging products.

Pursuant to the agreement and plan of merger in the Landis Acquisition, the Landis stockholders have furnished certain representations and warranties, and agreed to certain indemnities, with respect to environmental matters. Such indemnities are, in some cases, supported by escrowed funds, and are subject to survival and dollar limitations and other conditions.

Since Landis' operations are similar to Berry Plastics' operations, Landis is subject to the same types of laws and regulations as Berry Plastics.

LEGAL PROCEEDINGS

Landis is involved in litigation from time to time in the ordinary course of business, but based on information provided to us by Landis, we believe that such matters would not have a material effect on our financial position or results of operations after consummation of the Landis Acquisition.

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
     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                             OF OPERATIONS -- LANDIS

You should read the following discussion and analysis of Landis' financial condition and results of operations in conjunction with the consolidated financial statements and related notes of Landis which we filed in a previous Form 8-K dated October 31, 2003 as well as the information contained in "Unaudited Pro Forma Combined Financial Information".

CRITICAL ACCOUNTING POLICIES

Landis discloses those accounting policies that it considers to be significant in determining the amounts to be utilized for communicating its financial position, results of operations and cash flows in the second note to its financial statements included elsewhere herein. This discussion and analysis of Landis' financial condition and results of operations is based on its financial statements, included elsewhere in this offering memorandum, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements in conformity with these principles requires Landis' management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results are likely to differ from these estimates, but Landis' management does not believe such differences will materially affect Landis' financial position or results of operations. Landis has informed us that it believes the following accounting policies are the most critical because they have the greatest impact on the presentation of Landis' financial condition and results of operations.

Cash and Cash Equivalents. For financial statement presentation purposes, Landis considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The carrying value of cash equivalents approximates fair value due to the short term, highly liquid nature of cash equivalents.

Accounts receivable. Accounts receivable are stated at the amount management expects to collect from outstanding balances. Landis management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessments of the current status of individual accounts. Balances that are still outstanding after Landis management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to trade accounts receivable. Landis believes that, based on past history and Landis' credit policies, the net accounts receivable are of good quality.

Inventories. Landis values substantially all of its inventories at cost determined on a last-in, first-out (LIFO) basis.

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

Revenue recognition. Revenue from sales of products is recognized at the time product is shipped to the customer at which time title and risk of ownership transfer to the purchaser.

Income Taxes. Landis has elected by unanimous consent of its stockholders to be taxed as an "S" corporation under Section 1362 of the Internal Revenue Code. Accordingly, no provision or liability for federal income taxes is reflected in the accompanying statements. Instead, the stockholders are liable for individual federal income taxes on their respective share of Landis' taxable income. However, Landis is liable for certain state income taxes. General investment and employment tax credit carryforwards are available in various states of approximately $900,000. These credits expire between 2004 and 2017.

RESULTS OF OPERATIONS

COMPARISON OF THE 39 WEEKS ENDED SEPTEMBER 28, 2003 TO THE 39 WEEKS ENDED SEPTEMBER 29, 2002

Net Sales. Net sales increased 5.7% or $8.9 million to $164.5 million for the thirty-nine weeks ended September 28, 2003 from $155.6 million for the thirty-nine weeks ended September 29, 2002. This increase was primarily attributable to higher selling prices resulting from increased resin costs, offset by reduced sales to a single customer.

Gross Profit. Gross profit decreased by $2.3 million to $30.1 million, or 18.3% of net sales, for the thirty-nine weeks ended September 28, 2003 from $32.4 million, or 20.8% of net sales, for the thirty-nine weeks ended September 29, 2002. This decrease of 7.1% was primarily attributable to the timing effect of increased raw material costs in excess of selling price increases.

Operating Expenses. Selling expenses increased by $1.0 million to $4.5 million for the thirty-nine weeks ended September 28, 2003 from $3.5 million for the thirty-nine weeks ended September 29, 2002, primarily as a result of additional artwork related to additional volume with Dean Foods, higher wage rates, and positions added to support new business. General and administrative expenses increased from $8.8 million for the thirty-nine weeks ended September 29, 2002 to $10.2 million for the thirty-nine weeks ended September 28, 2003. This increase of $1.4 million was primarily attributable to compensation recognition (non-cash) for stock vesting.

Interest Expense, Net. Net interest expense was $1.9 million for the thirty-nine weeks ended September 28, 2003, identical to the $1.9 million for the thirty-nine weeks ended September 29, 2002.

Income Taxes. Landis Plastics, Inc. has elected by unanimous consent of its stockholders to be taxed as an "S" corporation under Section 1362 of the Internal Revenue Code for years beginning after December 31, 1986. Accordingly, no provision or liability for federal income taxes is reflected in the accompanying statements. Items reported under Income Taxes are liabilities related to state taxes where S filings are not appropriate.

Net Income. Net income was $2.5 million for the thirty-nine weeks ended September 28, 2003 compared to $8.1 million for the thirty-nine weeks ended September 29, 2002 for the reasons discussed above.

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

COMPARISON OF THE YEAR ENDED DECEMBER 31, 2002 TO THE YEAR ENDED DECEMBER 31,
2001

Net Sales. Net sales increased 5.2% to $211.6 million in 2002, up $10.4 million from $201.2 million in 2001. This increase was primarily due to stronger sales volume in the yogurt and dairy lines.

Gross Profit. Gross profit increased $1.0 million from $43.6 million, or 21.7% of net sales, in 2001 to $44.6 million, or 21.1% of net sales, in 2002. This increase was primarily attributable to the margin gain from higher sales volumes partially offset by increased raw material costs.

Operating Expenses. Selling expenses increased $0.4 million primarily as a result of higher artwork costs related to additional business gained when Dean Foods merged with Suiza Foods, and shifted the business to Landis. General and administrative expenses fell $0.2 million as a result of lower human resource expenditures spent on recruiting fees.

Interest Expense, Net. Net interest expense, including amortization of deferred financing costs for 2002, was $2.7 million, or 1.3% of net sales, compared to $3.1 million or 1.5% of net sales in 2001, a decrease of $0.4 million. This decrease was attributed to lower borrowing costs and lower debt levels.

Income Taxes. Landis Plastics, Inc. has elected by unanimous consent of its stockholders to be taxed as an "S" corporation under Section 1362 of the Internal Revenue Code for years beginning after December 31, 1986. Accordingly, no provision or liability for federal income taxes is reflected in the accompanying statements. Items reported under Income Taxes are liabilities related to state taxes where S filings are not appropriate.

Asset Impairment. As required by Statement of Financial Accounting Standards
(SFAS) No. 121, "Accounting for the impairment of long-lived assets and for long-lived assets to be disposed of," Landis recorded losses on long-lived assets of $0.5 million in 2001. This related to robotic parts handling equipment that did not meet performance criteria. There were no asset impairments recognized in 2002.

Net Income. Landis recorded net income of $10.8 million in 2002 as compared to $8.9 million in 2001 for the reasons discussed above.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 2001 TO THE YEAR ENDED DECEMBER 31,
2000

Net Sales. Net sales increased 3.6% to $201.2 million in 2001, up $6.9 million from $194.3 million in 2000. This increase was primarily due to stronger sales volume in the yogurt and dairy lines.

Gross Profit. Gross profit increased $4.4 million from $39.2 million, or 20.2% of net sales, in 2000 to $43.6 million, or 21.7% of net sales, in 2001. This increase is primarily attributable to the margin gain from higher sales volumes.

Operating Expenses. Selling expenses increased $0.5 million largely as a result of higher insurance costs. General and administrative expenses increased $1.3 million as a result of rent expenses and other costs associated with the start of the Phoenix facility. The income of 2000 was largely related to a gain on sale of a corporate aircraft.

Interest Expense, Net. Net interest expense, including amortization of deferred financing costs for 2001, was $3.1 million, or 1.5% of net sales, compared to $3.1 million, or 1.6% of net sales, in 2000.

Income Taxes. Landis Plastics, Inc. has elected by unanimous consent of its stockholders to be taxed as an "S" corporation under Section 1362 of the Internal Revenue Code for years beginning after December 31, 1986. Accordingly, no provision or liability for federal income

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

taxes is reflected in the accompanying statements. Items reported under Income Taxes are liabilities related to state taxes where S filings are not appropriate.

Asset Impairment. As required by Statement of Financial Accounting Standards
(SFAS) No. 121, "Accounting for the impairment of long-lived assets and for long-lived assets to be disposed of," Landis recorded losses on long-lived assets of $0.4 million in 2000. This related to stacking and handling equipment that did not meet performance criteria. An asset impairment of $0.5 million was recognized in 2001 for robotics equipment.

Net Income. Landis recorded net income of $8.9 million in 2001 as compared to $10.5 million in 2000 for the reasons discussed above.

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
       DESCRIPTION OF AMENDED AND RESTATED SENIOR SECURED CREDIT FACILITY

In connection with the Landis Acquisition, we are amending and restating the senior secured credit facility that we, BPC Holding and our domestic subsidiaries are party to with the lenders from time to time party thereto, Goldman Sachs Credit Partners L.P., as administrative agent, JPMorgan Chase Bank, as syndication agent, Fleet National Bank, as collateral agent, issuing bank and swing line lender, and The Royal Bank of Scotland plc and General Electric Capital Corporation, as co-documentation agents. For purposes of this section, "we," "our" and "us" refer to Berry Plastics Corporation.

Set forth below is a summary of the proposed terms and conditions of the amended and restated senior secured credit facility. Negotiation of the amended and restated senior secured credit facility is ongoing and the terms thereof are subject to the completion of definitive documentation. We cannot be certain that the terms of our bank financing described below will not change or be supplemented.

We expect the amended and restated senior secured credit facility to consist of the existing $100 million revolving credit facility and two new term loans aggregating $380 million. One of the new term loans will be used (not later than the closing of the Landis Acquisition) to refinance in full the balance outstanding under our existing term loan, which as of September 27, 2003 was $326.7 million and to fund a portion of the purchase price for the Landis Acquisition. The other new term loan will be used to pay a portion of the purchase price for the Landis Acquisition and will be funded concurrently with the closing of the Landis Acquisition. Funding of the new term loans will be subject to customary funding conditions. We will be the borrower under the amended and restated senior secured credit facility. We expect the maturity date of the term loans to be July 22, 2010 and the maturity date of the revolving credit facility to be July 22, 2008. At September 27, 2003, on a pro forma basis after giving effect to the Transactions, there would have been $9.7 million outstanding on the revolving line of credit and $380 million outstanding on the term loans.

TERM LOANS PREPAYMENT

Assuming the consummation of the Transactions, the term loans amortize quarterly in the aggregate as follows:

       - $950,000 each quarter ending June 30, 2009; and

       - $89,631,250 each quarter beginning September 30, 2009 and ending June 30, 2010.

The amended and restated senior secured credit facility may be prepaid at any time; provided, however, that voluntary prepayments will be applied first to repay swingline loans, and second, as between revolving loans on the one hand and the term loan on the other hand, as we direct.

Borrowings and commitments under our credit facility will be subject to mandatory prepayment under specified circumstances, including some asset sales, receipt of proceeds of casualty insurance or condemnation, issuances of equity securities and from our excess cash flow (as defined in our amended and restated senior secured credit facility).

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

REVOLVING LOANS

There will be no required amortization of the revolving credit facility. Outstanding borrowings under the revolving credit facility may be repaid at any time and may be reborrowed at any time prior to July 22, 2008. The revolving credit facility will allow us to obtain up to $25 million of letters of credit instead of borrowing and up to $10 million of swingline loans. Revolving loans in connection with permitted acquisitions will only be made if a leverage ratio is met.

INTEREST RATE AND FEES

Borrowings under the amended and restated senior secured credit facility will bear interest, at our option, at either (i) a base rate (defined as a rate per annum equal to the greater of the prime rate and the federal funds effective rate in effect on the date of determination plus 1/2 of 1.00%) plus the applicable margin (as defined below) (the "Base Rate Loans") or (ii) an adjusted Eurodollar Rate (defined as the rate (as adjusted for statutory reserve requirements for eurocurrency liabilities) for Eurodollar deposits for a period of one, two, three or six months, as we select) (the "Eurodollar Rate Loans") plus the applicable margin. With respect to the term loan, the "applicable margin" is (i) with respect to Base Rate Loans, 1.50% per annum and (ii) with respect to Eurodollar Rate Loans, 2.50% per annum. With respect to the revolving credit facility, the "applicable margin" was, with respect to Eurodollar Rate Loans, initially 2.75% per annum. The "applicable margin" with respect to Eurodollar Rate Loans is subject to a pricing grid which ranges from 2.75% per annum to 2.00% per annum, depending on our leverage ratio. The "applicable margin" with respect to Base Rate Loans will always be 1.00% per annum less than the "applicable margin" for Eurodollar Rate Loans. Interest will be payable quarterly for Base Rate Loans and at the end of the relevant interest period of one, two, three, or six months (or quarterly in certain cases) for all Eurodollar Rate Loans. The interest rate applicable to overdue payments and to outstanding amounts following an event of default under the amended and restated senior secured credit facility is equal to the interest rate at the time of an event of default plus 2.00%. The amended and restated senior secured credit facility also requires us to pay commitment fees equal to 0.75% per annum on the average daily unused portion of the term loan that will be funded concurrently with the closing of the Landis Acquisition, 0.50% per annum on the average daily unused portion of the revolving credit facility, which fee is subject to a pricing grid ranging from 0.50% per annum to 0.375% per annum, letter of credit fees (equal to the "applicable margin" for revolving loans that are Eurodollar Rate Loans) and fronting fees (not to exceed 0.25%) on the average daily unused portion of the letters of credit, as well as annual agency fees.

SECURITY

Our obligations under the amended and restated senior secured credit facility will be secured by a first priority security interest (with certain exceptions) in substantially all of our assets and the assets of the guarantors described below and, in addition, by a pledge of 100% of our shares and 100% of the shares of our domestic subsidiaries and up to 65% of the shares of our foreign subsidiaries and all intercompany debt with the exception of debt owed to our foreign subsidiaries.

GUARANTORS

BPC Holding and each of our domestic subsidiaries will guarantee our obligations under the amended and restated senior secured credit facility. Upon the closing of the Landis Acquisition,

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

Landis will be our wholly-owned subsidiary and will guarantee our obligations under the amended and restated senior secured credit facility.

REPRESENTATIONS AND WARRANTIES

The amended and restated senior secured credit facility will contain representations and warranties customary for this type of financing.

COVENANTS AND CONDITIONS

In addition to customary affirmative covenants, the amended and restated senior secured credit facility will require us to enter into interest rate hedging agreements to the extent necessary for at least 50% of the total indebtedness (not including indebtedness owed under the revolving credit facility) to be at a fixed rate and require us to provide funding protections customary for this type of financing, including breakage costs, gross-up for withholding, compensation for increased costs and compliance with capital adequacy and other regulatory restrictions. The amended and restated senior secured credit facility will include negative covenants that restrict our and the guarantors' ability to, among other things:

       - incur additional indebtedness;

       - incur liens;

       - enter into agreements with negative pledge clauses;

       - make investments;

       - guarantee obligations;

       - pay dividends or make redemptions or other payments in respect of capital stock;

       - make payments with respect to subordinated debt;

       - engage in mergers and make acquisitions;

       - sell assets;

       - make capital expenditures;

       - enter into leases;

       - engage in transactions with affiliates; and

       - make investments in foreign subsidiaries.
The amended and restated senior secured credit facility will contain (i) a minimum interest coverage ratio, which is the ratio of our net income before net interest expense, taxes, depreciation and amortization, or EBITDA, as adjusted for certain one-time charges, to our cash interest expense, as of the last day of any quarter of 2.00:1.00 per quarter for the quarters ending December 2003 and March 2004, 2.10:1.00 per quarter for the quarters ending June 2004 and September 2004, 2.15:1.00 per quarter for the quarters ending December 2004 and March 2005, 2.25:1.00 per quarter for the quarters ending June 2005 through the quarter ending March 2006, 2.35:1.00 per quarter for the quarters ending June 2006 through the quarter ending December 2006 and 2.50:1.00 per quarter thereafter, (ii) a maximum amount of capital expenditures (subject to the rollover of certain unexpended amounts from the prior year) of $50 million for the years ending 2003 and 2004, $60 million for the years ending 2005, 2006 and 2007, and $65 million for each year thereafter, and (iii) a maximum total leverage ratio, which is the ratio of our consolidated total debt to our EBITDA, as adjusted, as of the last day of any quarter of 5.90:1.00 per quarter for the quarters ending December 2003 and March 2004, 5.75:1.00 per quarter for the quarters ending June 2004 and

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

September 2004, 5.50:1.00 per quarter for the quarters ending December 2004 and through the quarter ending June 2005, 5.25:1.00 per quarter for the quarters ending September 2005 and December 2005, 5.00:1.00 per quarter for the quarters ending March 2006 and June 2006, 4.75:1.00 per quarter for the quarters ending September 2006 through the quarter ending March 2007, 4.50:1.00 per quarter for the quarters ending June 2007 through the quarter ending December 2007, 4.25:1.00 per quarter for the quarters ending March 2008 through the quarter ending December 2008, and 4.00:1.00 per quarter thereafter.

Our failure to comply with these covenants would have a material adverse effect on our liquidity and our business. The breach of any of these covenants could result in a default under the indenture governing our outstanding 10 3/4% senior subordinated notes due 2012 or under our proposed amended and restated senior secured credit facility. An event of default under our debt agreements would permit some of our lenders to declare all amounts borrowed from them to be immediately due and payable. If we were unable to repay debt to our lenders, these lenders could proceed against the collateral securing that debt. In addition, acceleration of our other indebtedness may cause us to be unable to make interest payments on the 10 3/4% senior subordinated notes due 2012 and repay the principal amount of those notes. In order to calculate our minimum interest coverage ratio and our maximum total leverage ratio for the fifty-two week period ended September 27,2003, on a pro-forma basis after giving effect to the Transactions, the following items would be added to our pro-forma
EBITDA: plant shutdown costs of $2,518, acquisition integration expenses of $1,372, uncompleted acquisition expenses of $944, loss (gain) on disposal of property and equipment of $33, adjustments related to our acquisitions of CCL and APM of $616, Landis family payroll and related costs of $1,859 and Landis equity compensation of $1,079.

Certain conditions must be met for us to borrow under the revolving credit facility in the future, including that there has been no material adverse change to the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Company and the guarantors, taken as a whole.

EVENTS OF DEFAULT

The amended and restated senior secured credit facility will contain customary and appropriate events of default, which are subject to customary grace periods and materiality standards. The occurrence of a default, an event of default or a material adverse effect on Berry Plastics would result in our inability to obtain further borrowings under our revolving credit facility and could also result in the acceleration of our obligations under any or all of our debt agreements, each of which could materially and adversely affect our business. We were in compliance with all of the financial and operating covenants at September 27, 2003.



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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 10, 2003


                                      BERRY PLASTICS CORPORATION


                                      By /s/ James M. Kratochvil
                                         ---------------------------------------
                                      James M. Kratochvil
                                      Executive Vice President, Chief Financial
                                      Officer, Treasurer and Secretary
                                      (principal financial and accounting
                                      officer)


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